EXHIBIT 99

  FOR IMMEDIATE RELEASE                       Contact:  Mr. Charles R. Ofner
                                                              (713) 496-5000

      June   7,  1996,   Houston,   Texas.....Reading  &   Bates Corporation
 (RB-NYSE) announced today that Mr. Steven A. Webster, the Chairman and Chief Executive Officer of Falcon Drilling Company, Inc., resigned as a member of the Board of Directors of the Company and that Mr. Paul B.
 Loyd, Jr., Chairman, President and Chief Executive Officer of the Company, resigned from the Board of Directors of Falcon Drilling Company, Inc., effective June 7, 1996.

      Mr. Loyd stated "Steve Webster and I have known each other for a number of years, and I have appreciated very much his dedicated and valued service to Reading & Bates as a member of its Board of Directors. However, as both of our companies have continued to expand their respective businesses, both Steve and I have concluded that there is a possibility our companies may be competitors in the future and that it is in the best interests of both companies for us to resign our respective positions as members of the other company's board of directors. I have personally enjoyed serving as a member of the Board of Directors of Falcon Drilling and wish them every success for the future."

      Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling and related services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co. provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.

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